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                                                               EXHIBIT 3.2(b)


                                 AMENDMENT TO
                                    BYLAWS
                                      OF
                              CASINO DATA SYSTEMS


     The bylaw provision set forth below amends the section set forth in the original bylaws adopted by resolution of the Board of Directors of Casino Data System at a meeting of Board of Directors held on the 25th day of March, 1993.

     SECTION 4.03. CLASSES; ELECTION OF DIRECTORS. (a) The Board shall be classified, with respect to the time for which they severally hold office, into two (2) classes: Class I and Class II, which shall be as nearly as equal in number as possible; PROVIDED HOWEVER, that the number of directors in any one class may not exceed the number of directors in any other class by more than one. Each director shall serve for a term ending on the second annual meeting of the stockholders following the annual meeting of the stockholders at which the director was elected; PROVIDED, HOWEVER, that each initial director in Class I shall hold office until the annual meeting of the stockholders in 2000. Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.

     (b) In the event the number of directors is increased to seven (7) or more, then the Board shall be reclassified into three (3) classes: Class A, Class B and Class C, which shall be as nearly as equal in number as possible; PROVIDED HOWEVER, that the number of directors in any one class may not exceed the number of directors in any other class by more than one. In the event of such reclassification, each director shall serve for a term ending on the third annual meeting of the stockholders following the annual meeting of the stockholders at which the director was elected; PROVIDED, HOWEVER, that each initial director in Class A shall hold office until the first annual meeting of the stockholders following the reclassification, and each initial director in Class B shall hold office until the second annual meeting of the stockholders following the reclassification.

     (c) In the event of any increase or decrease in the authorized number of directors, the newly created directorships resulting from such increase or decrease shall be apportioned by the Board of Directors between the classes of directors so as to maintain such classes as nearly equal as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     (d) If any annual stockholders meeting is not held and a written consent in lieu of an annual meeting is not filed, or the Directors are not elected, the Directors may be elected at any special stockholders' meeting held for that purpose or by the filing of a special written consent.

     I, the undersigned, being the Secretary of CASINO DATA SYSTEMS, do hereby certify the foregoing to be an Amendment to the Bylaws of said corporation, as adopted on June 18, 1999, by a written action of the Board of Directors of Casino Data Systems.


                                          s/s Lee Lemas
                                    --------------------------
                                       Lee Lemas, Secretary